EXHIBIT 99.1

PRESS RELEASE DATED SEPTEMBER 22, 2008

PRESS RELEASE

Healthy Fast Food, Inc. to Acquire the Rights to New Frozen Yogurt Concept

U-Swirl Frozen Yogurt SM, a new self-serve frozen yogurt café with rapid expansion plans.

Henderson, NV, September 22, 2008: Healthy Fast Food, Inc. (OTC Bulletin Board: HFFI, HFFIW, HFFIZ), announced today that it will acquire the worldwide rights to the U-Swirl Frozen YogurtSM concept, with the intention of franchising the self-serve yogurt café into a national chain. The U-Swirl Frozen Yogurt concept will be owned by U-SWIRL International, Inc., which is a wholly owned subsidiary of Healthy Fast Food, Inc.

“We have been watching the frozen yogurt segment and saw the opportunity for the right team to roll out a national self-serve frozen yogurt concept,” said Hank Cartwright, CEO of Healthy Fast Food, Inc.  “And, with U-Swirl, we saw a concept that really looked at the industry and created a yogurt superstore in a café setting that was ready for national roll out.  Since it is a self-serve concept, it provides guests with the ultimate choice of 16 flavors of non-fat yogurt and over 40 toppings, while also providing a very efficient store model, which is important during these tough economic times.”

U-SWIRL allows guests the ultimate choice in frozen yogurt by providing 16 non-fat flavors, including tart, traditional and no sugar-added options and more than 40 toppings, including seasonal fresh fruit, sauces, candy and granola.  Guests serve themselves and pay by the ounce instead of by the cup size.  An alternative to a coffee shop hang out, locations are furnished with couches and tables, patio seating and provide free Wi-Fi access.

ABOUT HEALTHY FAST FOOD, INC

 Healthy Fast Food is in the business of owning and operating EVOS restaurants and soliciting prospects for EVOS restaurant franchises. EVOS restaurants serve American favorites such as burgers, fries, and shakes that are lower in fat and calories than most of the fast food restaurants that offer the same items. EVOS restaurants also use cooking techniques, such as baking instead of frying, and high quality, healthy ingredients to create healthier items.  Healthy Fast Food is a franchisee and area representative with an exclusive right to develop EVOS restaurants in a 12-state territory: Arizona, California, Colorado, Kansas, Nevada, New Mexico, Ohio, Oklahoma, Oregon, Texas, Utah and Washington. Healthy Fast Food’s territory, its operations, finances and management are separate from those of EVOS USA, Inc. It has a contractual relationship with EVOS USA, Inc. but is not a partner or affiliate of that company.

Healthy Fast Food also plans to launch a national chain of self-serve frozen yogurt stores, called U-Swirl Frozen Yogurt, through its wholly-subsidiary, U-Swirl International, Inc.

ABOUT EVOS, USA

EVOS® is a quick-service restaurant chain serving healthier burgers, fries, and shakes. Dino Lambridis, Alkis Crassas and Michael Jeffers have expanded the business to include four stores in Florida, one in Nevada, and one in North Carolina since starting franchise expansion in 2005. Their philosophy is to use healthier ingredients such as naturally-raised hormone/antibiotic-free beef and organic ingredients, as well as alternative cooking techniques. The result is 50-70% less fat without sacrificing flavor. The company also employs sustainable business practices that range from purchasing renewable wind energy to utilizing environmentally-friendly

HEALTHY FAST FOOD, INC. TO ACQUIRE THE RIGHTS TO NEW FROZEN YOGURT CONCEPT     PAGE 2

materials in the building of its stores. EVOS has signed area rep and franchise agreements in 15 states for more than 200 stores over 10 years. Additional information is available on the company’s website at www.evos.com.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing, LLC
Jim Blackman
President
713.256.0369
Jim@prfmonline.com

Healthy Fast Food, Inc.
Kate Hemingway
VP, Marketing & Communications
kate@healthyfastfoodinc.com
702.448.5301